SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  FORM 8-K
                               CURRENT REPORT
                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported): January 25, 1994

           FREEPORT-McMoRan RESOURCE PARTNERS, LIMITED PARTNERSHIP



        Delaware                   1-9164                    72-1067072

     (State or other
     jurisdiction of                                        (IRS Employer
     incorporation or             Commission                Identification
     organization)                File Number)                 Number)
     ----------------             -----------               --------------

              1615 Poydras Street, New Orleans, Louisiana 70112

             Registrant's telephone number, including area code:
                              (504) 582-4000








             Freeport-McMoRan Resource Partners, Limited Partnership

Item 5.   Other Events.

     On January 25, 1994, Freeport-McMoRan Resource Partners, Limited Partnership ("FRP"), in the News Relese identified as Exhibit 99.1 hereto, reported its unaudited fourth-quarter and year-end 1993 financial results.

Item 7.   Financial Statements and Exhibits.

          (c)  Exhibits.  The exhibit to this report is listed in the
               Exhibit Index appearing on page 3 hereof.







                                   SIGNATURE
                                   ---------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                   FREEPORT-McMoRan RESOURCE PARTNERS,
                                             LIMITED PARTNERSHIP

                                   By:  /s/ Nancy D. Bonner

                                      -------------------------------
                                               Nancy D. Bonner
                                        Vice President and Controller


Date: February 7, 1994











                           EXHIBIT INDEX
                           -------------

                                                            Sequentially
                                                              Numbered
Number    Exhibit                                               Page
- ------    -------                                           ------------

99.1      News Release of Freeport-McMoRan Resource Partners,     4
          Limited Partnership dated January 25, 1994.












                     FREEPORT-McMoRan RESOURCE PARTNERS
              REPORTS FOURTH-QUARTER AND YEAR-END 1993 RESULTS



HIGHLIGHTS
   *Phosphate fertilizer markets improve throughout the fourth quarter. *IMC-Agrico Company, a joint venture with IMC Fertilizer Group, Inc. (IMC), increases phosphoric acid and granulated phosphate fertilizer production. *Main Pass sulphur production reaches full design capacity of approximately
    5,500 tons per day (2 million tons per year) in December.
   *Previously mined Florida phosphate rock acreage sold for approximately
    $13.0 million cash;  a $10.7 million gain recorded.
   *Crude oil production at the Main Pass complex averages 22,400 barrels per day during the quarter; a decline in oil prices trigger a noncash charge to income.

                                  Fourth Quarter         Twelve Months
                               -------------------     --------------------
                                 1993        1992        1993        1992
                               ---------  --------     -------     --------
                                  (In thousands, except per unit amounts)


  Revenues                     $168,108    $199,060    $669,160    $877,058
  Operating income (loss)       (56,772)a    (7,287)   (221,636)b    20,743
  Net income (loss)             (63,827)a    (8,311)   (246,111)b,c  20,211
  Net income (loss) per unit      (0.62)a     (0.08)      (2.37)b,c    0.20
  Average units outstanding     103,698     103,698     103,698     101,449

  a Includes a noncash charge of $60.0 million ($0.58 per unit) related to the recoverability of the Main Pass oil investment caused by a decline in oil prices and a gain of $10.7 million ($0.11 per unit) related to the sale of certain previously mined phosphate rock acreage.
  b Includes the gain discussed in Note a, and charges totaling $187.2 million ($1.81 per unit), $147.8 million noncash, related to the restructuring of the administrative organization (including personnel related costs, the cost to downsize the computing and management information system structure, and a write-off of excess facilities and other miscellaneous assets) at Freeport-McMoRan Inc., the general partner, primarily due to the formation of IMC-Agrico Company, as well as reductions in the book carrying value of certain assets (including the Main Pass charge discussed in Note a) to estimated recoverable amounts.
  c Includes a charge of $20.5 million ($0.19 per unit) related to the cumulative effect of a change in the method of accounting for periodic scheduled maintenance of production facilities.



  NEW ORLEANS, LA., January 25, 1994 -- Freeport-McMoRan Resource Partners, Limited Partnership (NYSE: FRP), an affiliate of Freeport-McMoRan Inc. (NYSE: FTX), reported a fourth-quarter 1993 net loss of $63,827,000 ($0.62 per unit), after charges, compared with a net loss of $8,311,000 ($0.08 per unit) a year ago. For the year ending December 31, 1993, FRP reported a net loss of $246,111,000 ($2.37 per unit), after charges, compared with net income of $20,211,000 ($0.20 per unit) a year ago. The following factors contributed to the difference between the quarterly periods:

* Asset Valuation/Sales. FRP's fourth-quarter 1993 results include a noncash charge of $60.0 million ($0.58 per unit) for the reduction in the book value of FRP's Main Pass oil investment caused by a decline in oil prices. Operationally, the Main Pass asset continues to perform extremely well and the writedown has no effect on FRP's distributable cash. Also, FRP recognized a gain of $10.7 million ($0.11 per unit) related to the sale of certain previously mined phosphate rock acreage in Polk County, Florida. The sale provided the company with approximately $13.0 million cash which will be used to augment cash from operations for fourth-quarter 1993 distributable cash.
* Improving Sales Volumes/Prices for Phosphate Fertilizers. FRP's fourth-quarter 1993 phosphate fertilizer and phosphate rock production and sales, relative to a year-ago, reflects changes due to FRP's proportionate share of IMC-Agrico Company's product mix compared with FRP's previous stand-alone phosphate business. During the quarter, improving demand for phosphate fertilizers allowed the IMC-Agrico joint venture to increase phosphoric acid and granulated phosphate fertilizer production by the restart of operations on the Mississippi River, primarily at the Taft, Louisiana facility. Unit production costs declined from the 1992 period reflecting initial production efficiencies achieved by the joint venture, reduced raw material costs for sulphur and lower phosphate rock mining expenses, partially offset by increased natural gas costs and lower production volumes. The joint venture is projected to capture annual savings of at least $95 million by the end of the second full year of operations, to be shared essentially equally between FRP and IMC.
        After posting the lowest product prices in nearly 20 years, the recovery in the phosphate fertilizer industry that began in the third quarter continued in the fourth, as domestic and international phosphate prices improved from the third quarter average. DAP prices on the Chicago Board of Trade improved to over $140 per short ton (central Florida) in late December compared to a low of $104 per short ton at mid-year. Current international DAP prices have climbed to approximately
   $160 per metric ton for the first quarter of 1994, compared with $123 per metric ton and $148 per metric ton in the third and fourth quarter of 1993, respectively.
        These price increases have been fueled by disappointing harvests in many countries, particularly the United States, which have helped to improve demand for phosphate fertilizers.
   Furthermore, lower U.S. phosphoric acid operating rates early in the quarter, coupled with higher fertilizer exports, resulted in a significant reduction in producer inventory and a sharp rise in market prices. In the U.S., the Department of Agriculture has eliminated set-aside acreage for feedgrains this spring--a move which may result in an approximate 5% increase in demand for phosphates from corn alone. In foreign markets, Fertecon, a leading fertilizer industry consulting firm, expects world DAP/MAP trade to set an all-time high. The combination of anticipated strong domestic and export markets should sustain higher prices during 1994.
* Higher Sulphur Production, Lower Cost. Fourth-quarter 1993 sulphur production increased compared with the 1992 period, as the Main Pass mine experienced higher production rates. In December, Main Pass reached the design production rate of 2 million tons of sulphur per year, essentially on target with the feasibility study that preceded construction. Having produced approximately one million long tons of sulphur to date, the Main Pass deposit now contains approximately 66 million long tons of recoverable reserves which will be mined over an expected 30 years. Main Pass is one of the most thermally efficient mines ever operated and is now the lowest cost sulphur mine in North America. As anticipated, production ceased at FRP's Caminada mine on January 21, 1994 which will further reduce operating costs. The shutdown of Caminada will have no significant impact on FRP's earnings or market position.
        In the sulphur market, prices have remained depressed and settled at approximately $50 per long ton in Tampa, Florida at year-end. The market activity during the year was characterized by declining prices, lower demand, and increasing inventories. Canadian sour gas producers poured more than 2.0 million tons of sulphur to inventory in the second half of 1993 alone. Late in the fourth quarter of 1993, international sulphur prices firmed slightly as a consequence of reduced market supply caused by inventory additions and an improvement in international trade volumes. However, due to the large amount of production being placed into inventory, a significant rebound in sulphur prices is not likely until world demand improves substantially.
* Higher Oil Production. With the process of optimizing both oil and sulphur production now complete at Main Pass and aided by the heat from sulphur mining, production volumes continue to exceed prior expectations as crude deliveries averaged 22,400 barrels per day (BPD) in the fourth quarter of 1993 compared with 15,200 BPD in last year's comparable period. Oil production, net to FRP, in 1994 is expected to approximate the more than three million barrels produced in 1993 if current oil production trends and water encroachment patterns continue.

DISTRIBUTABLE CASH
  Distributable cash for the fourth quarter of 1993 was $0.60 per public unit ($30.3 million) and $0.12 per general partnership unit ($6.2 million) payable on February 15, 1994. Therefore, FTX will receive $6.2 million of the $31.9 million owed it from this quarter's distribution, bringing the total unpaid cash distributions due FTX to $239.2 million.
FTX will be entitled to receive this amount in the future from a portion of the quarterly distributable cash after payments of 60 cents per unit to all unitholders. The fourth quarter distributable cash calculation included $30.9 million from the IMC-Agrico joint venture (including $9.3 million from working capital reductions), operating cash flow from assets not in the IMC-Agrico joint venture, and proceeds from the sale of previously mined Florida phosphate rock acreage.
                                #     #     #

.bp

            FREEPORT-McMoRan RESOURCE PARTNERS, LIMITED PARTNERSHIP
                      FINANCIAL AND OPERATING HIGHLIGHTS

                                 Fourth Quarter            Twelve Months
                             ---------------------     ----------------------
                               1993         1992         1993          1992
                             ---------    --------     ---------    ---------
                              (In Thousands, Except Per Unit Amounts)
FINANCIAL
Revenues                       $168,108    $199,060     $669,160     $877,058
Operating income (loss)         (56,772)a    (7,287)    (221,636)b     20,743
Net income (loss)               (63,827)a    (8,311)    (246,111)b,c   20,211
Net income (loss) per unit         (.62)a      (.08)       (2.37)b,c      .20
Average units outstanding       103,698     103,698      103,698      101,449
Earnings by sources:d
  Agricultural minerals         $(5,304)    $(7,619)    $(31,447)     $17,993
  Oil                            (1,564)        139       (1,434)       4,644
OPERATING
Phosphate fertilizers (short tons)e
  Diammonium phosphate
    Sales:
      Florida                   228,300
      Louisiana                 218,400
      Other                      86,900
                              ---------
          Total sales           533,600     730,200    2,303,200    2,760,000
    Average realized price:f
      Florida                   $113.64
      Louisiana                  125.98
  Monoammonium phosphate
    Sales:
      Granular                   53,800     100,200      423,300      509,000
      Powdered                   33,100        -          55,400         -
    Average realized price:f
      Granular                  $139.36
      Powdered                   107.65
  Granular triple superphosphate
    Sales                       134,400     150,500      564,700      715,000
    Average realized pricef      $93.13
Phosphate rock (short tons)e
    Sales                     1,131,400     884,600    3,840,300    3,440,500
    Average realized pricef      $19.85
Sulphur (long tons)
    Salesg                      526,700     638,000    1,973,200    2,346,100
Oil and condensate (barrels)
    Sales                     1,017,700     676,000    3,443,000    4,884,000
    Average realized price       $12.73      $16.26       $14.43       $15.91

a. Includes a $60 million charge ($.58 per unit) related to the recoverability of the Main Pass oil investment, net of a $10.7 million gain ($.11 per unit) from the sale of certain previously mined phosphate rock acreage.
b. Includes charges totaling $176.5 million ($1.70 per unit) related to restructuring the administrative organization at Freeport-McMoRan Inc., the parent company of FRP, primarily due to formation of IMC-Agrico Company, and reductions in the book carrying value of certain assets to estimated recoverable amounts, net of the gain discussed in Note a.
c. Includes a charge of $20.5 million ($.19 per unit) attributable to the cumulative effect of the change in accounting for periodic scheduled maintenance of production facilities.
d.  Excludes the items discussed in Notes a-c.
e. Beginning July 1, 1993, reflects FRP's 46.5% share of the assets of IMC-Agrico Company during the year ended June 30, 1994. FRP is entitled to 58.6% of the cash flow generated by IMC-Agrico Company during such period. Certain information prior to formation of IMC-Agrico Company was not recorded on a basis consistent with that currently being presented and therefore is not available.
f.  Represents average realization f.o.b. plant/mine.
g.  Includes 209,800 tons, 467,600 tons, 1,138,800 tons, and 1,654,300 tons for the fourth-quarter and twelve-month periods of 1993 and 1992, respectively, which represent internal consumption and Main Pass start-up sales which are not included in sales for accounting purposes.


.bp

             FREEPORT-McMoRan RESOURCE PARTNERS, LIMITED PARTNERSHIP
                     STATEMENTS OF OPERATIONS (Unaudited)

                               Three Months Ended       Years Ended
                                   December 31,         December 31,
                             --------------------  ----------------------
                               1993        1992       1993         1992
                             --------    --------  ---------     --------
                                 (In Thousands, Except Per Unit Amounts)

Revenues                      $168,108    $199,060   $669,160    $877,058
Cost of sales:
Production and delivery        136,643     160,632    554,327     652,169
Depreciation and amortization   26,096      25,421     97,086     119,259
                              --------    --------  ---------    --------
  Total cost of sales          162,739     186,053    651,413     771,428
Exploration expenses               318       1,387      3,092       5,814
Provision for restructuring
  and valuation of assets, net  49,255 a      -       176,520 b      -
General and administrative
  expenses                      12,568      18,907     59,771      79,073
                              --------    --------  ---------    --------
  Total costs and expenses     224,880     206,347    890,796     856,315
                              --------    --------  ---------    --------
Operating income (loss)        (56,772)     (7,287)  (221,636)     20,743
Interest expense, net           (6,617)       -       (12,870)       (869)
Other income, net                 (438)     (1,024)     8,877         337
                              --------    --------  ---------    --------
Income (loss) before change
  in accounting principle      (63,827)c    (8,311)  (225,629)d    20,211
Cumulative effect of change
  in accounting principle         -           -       (20,482)e      -
                              --------    --------  ---------    --------
Net income (loss)             $(63,827)   $ (8,311) $(246,111)   $ 20,211
                              ========    ========  =========    ========
Net income (loss) per unit:
  Before change in accounting
    principle                    $(.62)c     $(.08)    $(2.18)d      $.20
  Cumulative effect of change
    in accounting principle        -           -         (.19)e        -
                                 -----       -----     ------        ----
                                 $(.62)      $(.08)    $(2.37)       $.20
                                 =====       =====     ======        ====

Average units outstanding      103,698     103,698    103,698     101,449
                               =======     =======    =======     =======
Distributions per
  publicly held unit              $.60        $.60      $2.40       $2.40
                                  ====        ====      =====       =====

a. Includes a charge related to the recoverability of the Main Pass oil investment, net of a gain from the sale of certain previously mined phosphate rock acreage.

b. Includes charges related to restructuring the administrative organization at Freeport-McMoRan Inc., the parent company of FRP, primarily due to formation of IMC-Agrico Company, and reductions in the book carrying value of certain assets to estimated recoverable amounts, net of the gain discussed in Note a.

c. Includes a net charge of $49.3 million ($.47 per unit) for the items discussed in Note a.

d. Includes a net charge of $176.5 million ($1.70 per unit) for the items discussed in Note b.

e. Costs related to periodic scheduled maintenance of production facilities (plant turnarounds) were previously capitalized when incurred and amortized generally over one to two years. Effective January 1, 1993, the method of accounting was changed to expense these costs when incurred.

.bp

            FREEPORT-McMoRan RESOURCE PARTNERS, LIMITED PARTNERSHIP
                     CONDENSED BALANCE SHEETS (Unaudited)


                                                    December 31,
                                            ----------------------------
                                               1993              1992
                                            ----------        ----------
                                                   (In Thousands)
ASSETS
Current assets:
Cash and short-term investments             $   24,448        $   7,099
Accounts receivable                             62,902           62,574
Inventories                                    133,405          170,276
Prepaid expenses and other                       2,143           22,214
                                            ----------       ----------
  Total current assets                         222,898          262,163
Property, plant and equipment, net             970,960        1,074,332
Other assets                                   103,015          157,012
                                            ----------       ----------
Total assets                                $1,296,873       $1,493,507
                                            ==========       ==========

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Accounts payable and accrued liabilities    $   78,443       $  102,366
Current portion of long-term debt                  465            1,575
                                            ----------       ----------
  Total current liabilities                     78,908          103,941
Long-term debt, less current portion           488,102          356,563
Reclamation and mine shutdown reserves          97,333           55,152
Accrued postretirement benefits and
  other liabilities                            140,126          118,156
Partners' capital                              492,404          859,695
                                            ----------       ----------
Total liabilities and partners' capital     $1,296,873       $1,493,507
                                            ==========       ==========









.bp

            FREEPORT-McMoRan RESOURCE PARTNERS, LIMITED PARTNERSHIP
                      STATEMENTS OF CASH FLOW (Unaudited)


                                                            Years Ended
                                                            December 31,
                                                       ---------------------
                                                         1993         1992
                                                       ---------    --------
                                                           (In Thousands)

Cash flow from operating activities:
Net income (loss)                                      $(246,111)   $ 20,211
Adjustments to reconcile net income (loss)
  to net cash provided by operating activities:
  Cumulative effect of change in accounting principle     20,482        -
  Depreciation and amortization                           97,086     119,259
  Provision for restructuring and
    valuation of assets, net of payments                 140,555        -
  (Increase) decrease in working capital, net
    of effect of acquisitions:
    Accounts receivable                                      710      18,317
    Inventories                                           20,793      (9,983)
    Prepaid expenses and other                              (495)     (9,995)
    Accounts payable and accrued liabilities             (32,877)     (3,011)
  Reclamation and mine shutdown expenditures              (9,980)    (18,038)
  Other                                                    6,891       3,301
                                                       ---------    --------
Net cash provided by (used in) operating activities       (2,946)    120,061
                                                       ---------    --------

Cash flow from investing activities:
Capital expenditures:
 Main Pass                                               (37,427)   (117,902)
  Agricultural minerals                                  (14,743)    (86,815)
Sale of assets                                            49,961        -
Other                                                      4,711      (5,219)
                                                       ---------    --------
Net cash provided by (used in) investing activities        2,502    (209,936)
                                                       ---------    --------
Cash flow from financing activities:
Distributions to partners                               (121,180)   (151,210)
Proceeds from debt                                       572,137     639,891
Repayment of debt                                       (433,164)   (826,095)
Proceeds from sale of partnership units                     -        430,534
                                                       ---------    --------
Net cash provided by financing activities                 17,793      93,120
                                                       ---------    --------
Net increase in cash and short-term investments           17,349       3,245
Cash and short-term investments at beginning of year       7,099       3,854
                                                       ---------    --------
Cash and short-term investments at end of year         $  24,448    $  7,099
                                                       =========    ========